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EXHIBIT 16.1


January 9, 2003

Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K of Northgate Innovations, Inc. for the event that occurred on January 6, 2003, and are in agreement with the statements contained therein insofar as they relate to our firm.



Very truly yours,




/s/ Corbin & Wertz